UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2025

Kindly MD, Inc.

(Exact name of registrant as specified in its charter)

001-42103	84-3829824
(Commission File Number)	(IRS Employer Identification Number)

5097 South 900 East, Suite 100, Salt Lake City, UT	84117
(Address of Principal Executive Offices)	(Zip Code)

(385) 388-8220
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001	NAKA	The Nasdaq Stock Market LLC
Tradeable Warrants to purchase shares of Common Stock, par value $0.001 per share	NAKAW	OTC Pink Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 9, 2025, Nakamoto Holdings, Inc., a Delaware corporation (“Nakamoto”) and wholly-owned subsidiary of Kindly MD, Inc., a Utah corporation (the “Company”), made a commitment to purchase up to $30 million of shares of common stock of Metaplanet Inc., a corporation organized under the laws of Japan, (TSE: 3350) (OTC:MTPLF) (“Metaplanet”), in connection with Metaplanet’s previously announced international equity financing (the “International Offering”).

The purchase price per share of Metaplanet’s common stock (the “Metaplanet Stock”) will be set at a discount of approximately 10% to the closing price of its Common Stock on the Tokyo Stock Exchange as September 9, 2025 (JPY 614 or approximately $4.17). The International Offering is expected to fund on September 16, 2025, with a delivery of the Metaplanet Stock anticipated on September 17, 2025. The Metaplanet Stock will be acquired directly from Metaplanet in the International Offering, and payment will be made in U.S. dollars. No separate share purchase agreement or subscription document was required to be signed by the Company in connection with its commitment.

The audit committee of the Company’s board of directors approved the $30 million investment pursuant to the Company’s Related Person Transaction Policy. This approval was required because David Bailey, the Company’s Chief Executive Officer and Chairman of the Board, serves on the advisory board of Metaplanet; Tyler Evans, the Company’s Chief Investment Officer, is a director of Metaplanet; and Mark Yusko, a director of the Company, is a director of Metaplanet.

Item 7.01 Regulation FD Disclosure.

The Company issued a press release on September 9, 2025 announcing the investment in the International Offering, a copy of which is attached hereto as Exhibit 99.1.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, will not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 8.01 Other Events.

The Company is furnishing updated information regarding the beneficial ownership of its common stock by directors, executive officers, and holders of more than 5% of the Company’s outstanding shares. The following table sets forth, as of September 8, 2025, the beneficial ownership of the common stock by (i) each director, (ii) each executive officer, (iii) all current directors and executive officers as a group, and (iv) each stockholder known by the Company to own beneficially more than 5% of the Company’s outstanding common stock.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated, each individual has sole voting and investment power with respect to the shares beneficially owned. Percentages are based on 376,146,058 shares of common stock outstanding as of September 9, 2025.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding
Directors and Executive Officers
David Bailey(2)	11,160,570	2.97%
Jared Barrera	15,842	*	%
Tyler Evans	2,410,865	*	%
Andrew Creighton	3,124,971	*	%
Amanda Fabiano	—	—
Tim Pickett(2)	2,985,769	*	%
Mark Yusko	2,100,000	*	%
Charles (Chad) Blackburn	—	—
Perianne Boring	—	—
Greg Xethalis	—	—
Eric Weiss	—	—
All officers & directors as a group (11 individuals)	21,798,017	5.80%
5% Shareholders
Verition Multi-Strategy Master Fund Ltd.(3)	37,781,847	9.99%

*	Indicates beneficial ownership of less than 1% of the total issued and outstanding shares of common stock.

(1)	Unless otherwise indicated, the business address of each of the following is 5097 South 900 East, Suite 100, Salt Lake City, UT 84117.
(2)	Includes (i) 97,025 shares of common stock held directly by Tim Pickett and (ii) 2,886,744 shares of common stock owned by Wade Rivers, LLC. Mr. Pickett and his spouse serve as the co-investment trustees of The Wade Rivers Trust, which is the sole Member of Wade Rivers, LLC.
(3)	Includes 35,920,429 shares of common stock issued pursuant to the Subscription Agreements and (ii) 1,694,759 shares of common stock issuable upon exercise of a prefunded warrant, dated August 14, 2025 (the "Prefunded Warrant"), by and between the Company and Verition Multi-Strategy Master Fund Ltd. (the "Fund"). Under the terms of the Prefunded Warrant, the Fund may not exercise the Prefunded Warrant if such exercise would cause the Fund to beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to such exercise. Verition Fund Management LLC ("Verition") is the investment manager of the Fund and Nicholas Maounis is the managing member of Verition. Verition and Mr. Maounis may be deemed to have voting and investment control over these securities, however both disclaim beneficial ownership over these securities, except to the extent of their respective pecuniary interests therein. The business address for the Fund is One American Lane, Greenwich, CT, 06831.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release, dated as of September 9, 2025.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunder duly authorized.

KINDLY MD, INC.

Dated: September 10, 2025	By:	/s/ David Bailey
David Bailey
Chief Executive Officer

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